Exhibit 99.1

Press Release

For Immediate Release

OVERLAND STORAGE RECEIVES

DEFICIENCY LETTER FROM NASDAQ

Company Will File Application to

Transfer to The Nasdaq Capital Market

SAN DIEGO – February 19, 2009 – Overland Storage, Inc. (Nasdaq: OVRL) announced today that it received a Nasdaq Staff Deficiency Letter (the “Nasdaq Letter”) indicating that, based on the Company’s shareholders’ equity as reported in its Quarterly Report on Form10-Q for the period ended December 28, 2008, the Company does not comply with the minimum shareholders’ equity requirement of $10 million for continued listing on The Nasdaq Global Market as set forth in Nasdaq Marketplace Rule 4450(a)(3). The Nasdaq Letter provides the Company 15 calendar days from the date of the letter to submit a plan to regain compliance, or, alternatively, to elect to transfer listing of its common stock to The Nasdaq Capital Market provided the Company meets the criteria for continued listing on The Nasdaq Capital Market other than the minimum bid price requirement.

After considering the alternatives, the Board of Directors has determined to request transfer to The Nasdaq Capital Market, and the Company intends to file a transfer application no later than February 27, 2009. The Company believes, based on its December 28, 2008 balance sheet and other quantitative data available at this time, that it satisfies the applicable quantitative continuing listing requirements for inclusion in The Nasdaq Capital Market. If Nasdaq approves the transfer application, the transfer is expected to occur nine calendar days following Nasdaq’s receipt of the transfer application. However, there can be no assurance that the Company’s transfer application will be approved. If it is not approved, the Company would consider alternatives at that time.

The Nasdaq Capital Market is one of the three tiers for Nasdaq-listed securities and includes over 400 companies. Companies listed on The Nasdaq Capital Market must adhere to the same corporate governance standards applicable to companies listed on The Nasdaq Global Market. The Nasdaq Capital Market operates in substantially the same manner as The Nasdaq Global Market and following transfer the Company’s shares will continue to trade under the symbol “OVRL”.

About Overland Storage

Overland Storage provides affordable end-to-end data protection solutions that are engineered to store smarter, protect faster and extend anywhere — across networked storage, media types and multi-site environments. Overland Storage products include award-winning NEO SERIES® and ARCvault® tape libraries, REO SERIES® disk-based backup and recovery appliances with VTL capabilities, Snap Server® NAS appliances, and ULTAMUS® RAID high-performance, high-density storage. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the Company’s ability to comply with the requirements under the Nasdaq Marketplace Rules. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, Nasdaq’s discretionary authority to approve or deny a transfer application to The Nasdaq Capital Market even if the Company satisfies the quantitative listing requirements and risks relating to the Company’s ability to maintain compliance with such market’s continued listing requirements. Other risks affecting the Company are detailed from time to time in the Company’s periodic reports filed with the SEC. These forward-looking statements speak only as of the date of this release and the Company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

CONTACT INFORMATION:

Kurt L. Kalbfleisch, VP Finance and CFO

Email: kkalbfleisch@overlandstorage.com

858-571-5555

Sue Hetzel/HetzelMeade Communications

Email: sue@hetzelmeade.com

760-434-9927